Exhibit 11.1

POLICY FOR THE PREVENTION OF INSIDER TRADING

I.	Purpose

It is the Company’s policy to comply with all applicable securities laws in Company transactions related to Company Securities.

All directors, officers and employees (and their respective Family Members) of Studio City International Holdings Limited (“SCIH”) and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company”) are subject to the rules set forth in this Policy as applicable to them. This Policy also applies to any entities controlled by directors, officers and employees (and their respective Family Members) of the Company, including any corporations, partnerships or trusts (“Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy as if they were for the individual’s own account. For purposes of this Policy, “Family Members” include (i) the spouse, siblings, parents, grandparents, children, grandchildren (whether by blood or marriage-in-law), and (ii) any other members of the family who reside in the individual’s household or whose transactions in Company Securities are directed by the individual or are subject to such individual’s influence or control. The attached Schedule 1 provides further guidance on which entities may be “Controlled Entities” for the purpose of this Policy. This Policy extends to all activities within and outside an individual’s Company duties. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public or inside information.

To the extent that a subsidiary of SCIH is separately listed on a stock exchange (a “Listed Sub”) and has a policy for the prevention of insider trading in effect as approved by its board of directors and endorsed by the Nominating and Corporate Governance Committee (the “NCGC”) of SCIH’s Board of Directors (the “Board”), the Relevant Persons of the Listed Sub and its subsidiaries (who are not otherwise directors, officers and employees (or members of their respective households) of the Company) should be subject to the Listed Sub’s policy for the prevention of insider trading in lieu of this Policy, unless otherwise required by SCIH, the Listed Sub or applicable law. We refer to all persons covered by this Policy as “Relevant Persons” and each reference to any director, officer or employee (and their respective Family Members) of the Company includes their respective Controlled Entities. Every Relevant Person must review this Policy. Any trading by a Relevant Person in any securities of the Company, including securities of a Listed Sub (“Company Securities”), whether effected in the United States or elsewhere, is subject to the rules set forth in this Policy (except for Sections III.C and Part 2 of Schedule 2, which shall only apply to the people described therein).

As used in this Policy, the term “trade” includes giving or receiving any gift of Company Securities. This Policy also applies to transactions in Company Securities and derivative securities whose value is derived from the value of Company Securities, such as exchange-traded put or call options or swaps relating to Company Securities1.

Questions regarding this Policy should be directed to the Company’s Legal team in Hong Kong, which assists the Company on matters covered by this Policy. If the Company Secretary (the “CS”) is unavailable to carry out his or her duties under this Policy, another member of the Legal team designated by the CS may take action in the CS’s place. All references to “you” shall be references to the Relevant Persons to whom this Policy applies.

II.	Summary

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. “Insider trading” occurs when any Relevant Person purchases or sells a security while in possession of “inside information” relating to the security in breach of a duty of trust or confidence. As explained in Section V below, “inside information” is information that is considered to be both “material” and “non-public”. Insider trading is a crime under the laws of United States, and the penalties for violating the law include imprisonment, repayment of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to US$5,000,000 for individuals and US$25,000,000 for entities.

Insider trading is also prohibited by this Policy and could result in serious sanctions, including dismissal from employment.

In addition to your obligation to refrain from trading while in possession of material non-public information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing inside information on to another person, friend or Family Member under circumstances that suggest that you were trying to help them make a profit or avoid a loss. When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information. Besides being considered a form of insider trading, tipping is a serious breach of corporate confidentiality, and for this reason, you should avoid discussing sensitive information in any place where such information may be heard by others who should not hear such information.

SCIH is a subsidiary of Melco Resorts & Entertainment Limited (“Melco”) and an indirect subsidiary of Melco International Development Limited (“Melco International”). The trading of the listed securities of Melco and Melco International by a Relevant Person is subject to restrictions. For details, please see Sections VII and VIII.

[1]

The U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 expanded the definition of “security” under both the U.S. Securities Act and the U.S. Securities Exchange Act to include “security-based swaps.” Accordingly, the purchase and sale, i.e., the entry into, of total return swaps are subject to the antifraud rules of the U.S. Securities and Exchange Commission, including Rule 10b-5 and, by extension, insider trading laws developed based on Rule 10b-5.

It should be noted that this Policy only addresses compliance with United States laws and the rules of the New York Stock Exchange (“NYSE”). Many other laws, including the laws of Singapore where subsidiaries of SCIH have securities listed on the Singapore Exchange Limited, the laws of Cayman Islands and Macau, may also be implicated by trading in Company Securities. Furthermore, it should be noted that Melco, the majority shareholder of SCIH, is a company listed on the Nasdaq Stock Market and Melco International, the majority shareholder of Melco, is a company listed on the Hong Kong Stock Exchange. Each of these jurisdictions also has laws which limit a Relevant Person’s ability to trade in the securities of such entities while in possession of price sensitive information regarding them, which might include information about the business or financial condition of the Company. Insider trading is a crime under the laws of the United States and Hong Kong.2 All Relevant Persons are advised to familiarize themselves with and abide by the relevant laws governing dealings in the securities of Melco and Melco International in the jurisdictions where they are listed.

III.	Policies Prohibiting Insider Trading

A.	Prohibited Activities (Applicable to All Relevant Persons)

(a)

No Relevant Person may trade in Company Securities while possessing material, non-public information about the Company (even during applicable trading windows). The prohibitions under this Section III.A.(a) do not apply to purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into during a trading window while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy, and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy and in compliance with Rule 10b5-1 (including the Cooling- Off Period as described in Part 1 of Schedule 2). See Section IV and Part 1 of Schedule 2 below for more information about 10b5-1 Trading Plans (as defined therein).

[2]

Insider trading is a crime under the laws of the United States and Hong Kong, where the securities of the Company’s parent company, Melco, and the latter’s parent company, Melco International Development Limited, respectively, are listed and penalties for violating the law include: (a) in the United States, imprisonment, repayment of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to US$5,000,000 for individuals and US$25,000,000 for entities; and (b) in Hong Kong, sanctions by the Market Misconduct Tribunal, a criminal fine up to HK$10,000,000 and imprisonment for up to ten years.

(b)

No Relevant Person may disclose material, non-public information concerning the Company to any outside person (including Family Members, analysts, individual investors and members of the investment community and the media). All inquiries from stock analysts, potential investors and members of the media, and any inquiry regarding rumors, price movement or activity in any securities of the Company (including American depositary shares (“ADSs”) representing the ordinary shares of the Company), should be handled in accordance with the Guidelines for Corporate Communications and Continuous Disclosure.

(c)

No Relevant Person may give trading advice of any kind about the Company to anyone while possessing material, non-public information about the Company, except that the Relevant Person should advise others not to trade if doing so by others might violate the law or this Policy. The Company strongly discourages all Relevant Persons from giving trading advice concerning the Company to third parties, even when such Relevant Person does not possess material, non-public information about the Company.

(d)

Any and all discussions with others regarding the Company or Company Securities should be in compliance with the Company’s Guidelines for Corporate Communications and Continuous Disclosure. No Relevant Person may discuss the Company or its business in an internet “chat room” or similar internet-based forums, including any forms of social media (e.g., Facebook or Twitter).

(e)

No Relevant Person shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need-to-know basis.

(f)

Relevant Persons may not trade in the securities of any other company while aware of material, non-public information concerning that company if the Relevant Person acquired that information in the course of his or her duties with the Company, as the authorities view that as “misappropriating” the material, non-public information and therefore may hold the Relevant Person liable for insider trading based on that action.

(g)

Relevant Persons may have access to material, non-public information about companies with which the Company does business (i.e., customer or supplier), competes or is negotiating a major transaction (i.e., acquisition, sale or investment). In general, Relevant Persons may not trade in that other company’s securities until the information becomes public or is no longer material. Note that information that is not material to the Company may be material to another company. For guidance on what is “material” or “non-public,” please see Sections V.A. and B below.

B.	Prohibition on Short Sales, Puts, Short Swing Profits, Calls and Options (Applicable to All Relevant Persons except as specified in (c) below)

(a)

All Relevant Persons are prohibited from engaging in trading, hedging and entering into other derivative transactions with respect to Company Securities that may afford a Relevant Person an opportunity to profit from a market view that is adverse to the Company. These transactions are characterized by short sales, puts, calls, options, swaps, collars or similar transactions, whether or not physically or cash settled. Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered usually within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called “covering the short”) and pocket the difference in price as profit. The Company believes that it is inappropriate for Relevant Persons to bet against Company Securities in this way. Puts, calls, options, swaps, collars or similar derivative transactions (other than options granted pursuant to the Company’s stock option plan) also afford the opportunity to profit from a market view that is adverse to the Company, and they carry a high risk of inadvertent securities law violations. In addition, such transactions can create the appearance of impropriety and may become the subject of investigative action by the U.S. Securities and Exchange Commission (the “SEC”) or another regulatory authority in the event of any unusual activity in Company Securities or the price performance of Company Securities. All such transactions are prohibited without prior written approval by the NCGC.

(b)

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when a Relevant Person has material inside information or is otherwise not permitted to trade in Company Securities, the Company prohibits a Relevant Person from purchasing Company Securities on margin or holding Company Securities in a margin account.

(c)

This Policy does not apply to a Relevant Person’s exercise of an employee share option. This Policy does apply, however, to any sale of the underlying share or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of such exercise.

C.	Trading Windows (Applicable to Directors, Officers, Designated Persons and their Controlled Entities)

(a)	Persons Affected. The Company has determined that the following are prohibited from trading in Company Securities except within applicable “trading windows” described below:

(i)	all the Company’s directors and officers from time to time;

(ii)

Relevant Persons who are designated by the Company and served with notices that they are subject to Trading Windows (the “Designated Persons”), such notice to be in a form as the CS may designate or approve from time to time (Form 1);

(iii)	any Family Member of the Company’s directors, officers and Designated Persons; and

(iv)	any Controlled Entities of any person covered by (i) through (iii) above.

(b)

Trading Window. A trading window begins at the opening of trading on the second full trading day following the Company’s widespread public release of quarterly or year-end operating results, and ends at the close of trading on the last day of the then-current quarter. Except as provided below, those persons described in the preceding paragraph are permitted to trade in Company Securities only within such window, and only so long as they are not in possession of material, non-public information at such time and are not subject to any trading blackout. The trading window for securities of any listed entities in the SCIH group may be identical or different according to the relevant entity’s own circumstances. Although market prices of the securities of different entities in the SCIH group may affect each other, the closing of the trading window and the prohibition of trading in the securities of one entity in the same group may not necessarily require the same closure and cessation of trading in the securities of another entity in the same group merely because they are members of the SCIH group. The CS may at his or her discretion designate different trading windows and approve the trading of Company Securities of the involved SCIH entity or entities individually and separately if the CS is satisfied that there is no sharing of material, non-public information between the entities and the individuals involved.

(c)

Pre-clearance of Transactions. All Company officers, Designated Persons, their Family Members and their Controlled Entities must (i) pre-clear all proposed transactions in Company Securities (including any entry into or modifications of 10b5-1 Trading Plans) with the CS or a member of the Legal team designated by the CS, or (ii) in the case of any proposed trading to be carried out under a 10b5-1 Trading Plan, obtain the related pre-clearance under the procedures stated in Section VI.A(d) and Part 1 of Schedule 2.

The CS may seek such pre-clearance from the Chairperson of the NCGC or the Chairman of the Board, or the Chief Legal Officer of Melco (“Melco CLO”).

For the Company’s directors, their Family Members and their Controlled Entities who intend to trade Company Securities, the procedures in Section VI.A(c) are to be followed.

D.	Special Blackout Periods (Applicable to All Relevant Persons)

(a)

In addition to the times when the trading window is scheduled to be closed, the CS may designate a special blackout period covering the relevant Company Securities due to the existence of material, non-public information that would make trading in the relevant Company Securities inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. For instance, the CS may impose a special blackout period in connection with specific events, such as contemplation of a major acquisition or disposition, consideration of major strategic decisions, investigation of a significant cybersecurity incident or other potential material events. Such special blackout period may restrict trading in Company Securities. The CS will advise the Relevant Persons when any special blackout period is applicable to them, and may designate at his or her discretion certain of the Relevant Persons to be subject to the special blackout period. Because such blackout periods are often associated with material developments relating to the Company, the imposition of a blackout period must be kept confidential by all Relevant Persons so notified.

(b)

No such Relevant Person may disclose to any outsider that a special trading blackout period has been designated. No such Relevant Person may trade in Company Securities during any special blackout periods designated by the CS that are applicable to such Relevant Person.

E.	Exceptions to Trading Window Closure and Special Blackout Periods

Exceptions to the restrictions imposed during any trading window closure or special blackout period set forth in Sections III.C and III.D are described below. For clarity, any trade made pursuant to these exceptions is still subject to (i) the pre-clearance procedure set out in Section III. C. (c) and (ii) other than with respect to sub-clause III.E.(a) and III.E.(b)(ii) below, the rule that trading in Companies Securities is not permitted while in possession of material, non-public information as set out in Section III.A):

(a)

purchases of Company Securities from the Company by such Relevant Persons, or sales of Company Securities to the Company by such Relevant Persons, provided, that the Relevant Person in such transaction acknowledges and confirms to the CS in writing prior to the transaction that such Relevant Person either (i) does not possess any material, non-public information about the Company; (ii) has received all of the information that such Relevant Person considers necessary or appropriate for deciding whether to enter into such transaction and has the capacity to protect such Relevant Person’s own interest in connection therewith and to evaluate the potential risks and benefits; or (iii) is not in possession of any material, non-public information about the Company that the Company would not have;

(b)

purchase or sale of Company Securities by any director or officer of the Company or any Controlled Entity thereof from or to any other director or officer of the Company or any Controlled Entity thereof (any such director or officer of the Company or Controlled Entity thereof is herein referred to as a “Mutual Insider”), provided, that each of the selling and purchasing Mutual Insiders in such transaction acknowledges and confirms to the CS in writing prior to the transaction that such Mutual Insider either (i) does not possess any material, non-public information about the Company; or (ii) is not in possession of any material, non-public information about the Company that any other Mutual Insider engaging in the sale or purchase would not have;

(c)

in the event of a transaction involving Company Securities owned by a Relevant Person which constitutes a related party transaction or otherwise requires approval from independent directors, where such approval has been obtained from the Board comprising independent directors, after considering the risk of insider trading, among other considerations;

(d)

in the event of a strategic transaction involving a sale of Company Securities that includes Company Securities owned by a Relevant Person, where such approval has been obtained from a majority of the members of the NCGC (after considering the risk of insider trading, among other considerations) who are reasonably satisfied that the strategic transaction in question is for the benefit of the Company’s shareholders as a whole;

(e)

in the event of a “top-up” placement, which is conducted for the sole purpose of fund raising for the Company and in compliance with all applicable securities laws, the subscription by a shareholder or its Controlled Entities, to the extent subject to this Policy (in each case, the “Purchasing Shareholder”), of new Company Securities from the Company, provided that (i) such number of new shares of Company Securities subscribed by the Purchasing Shareholder is equal to the number of the shares of Company Securities offered to such Purchasing Shareholder, (ii) such subscription is made at the same price at which Company Securities were offered; and (iii) such Purchasing Shareholder does not otherwise receive any economic benefit from such transaction (for the avoidance of any doubt, the placement and/or sale of Company Securities to investors and/or third parties in such “top-up” placement is not covered by this exception). If a “top-up” placement does not satisfy the above criteria, the subscription by a shareholder or its Controlled Entities that is subject to this Policy is required to comply with the approval procedures for related party transactions stipulated in the “General Policy on Related Party Transactions” and “Guidelines and Standards for the Approval of Related Party Transactions” (collectively, the “RPT Policy”). A “top-up” placement that satisfied all the above criteria is not subject to approval stipulated in the RPT Policy;

(f)

purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into during a trading window while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy, and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy and being in compliance with the requirements of Rule 10b5-1 (including the Cooling-Off Period as described in Part 1 of Schedule 2); or

(g)

bona fide gifts where (i) the gift is made by a Relevant Person to a Family Member or to a Controlled Entity of such Relevant Person, (ii) the Relevant Person ensures that the recipient does not sell such Company Securities during any period when the Relevant Person is not permitted to sell Company Securities under this Policy, and (c) the gift was pre-cleared in advance pursuant to this Policy.

IV.	Rule 10b5-1 Trading Plans

Rule 10b5-1 can protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions made under a previously established contract, plan or instruction to trade in Company Securities (a “10b5-1 Trading Plan”) entered into and maintained in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws. Each 10b5-1 Trading Plan is exempted from the trading restrictions set forth in this Policy.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company Securities without the restrictions of trading windows and black-out periods, even if the insider subsequently acquires material, non-public information after the 10b5-1 Trading Plan has been entered into. A 10b5-1 Trading Plan may also help reduce negative publicity that may result when key executives sell Company Securities. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Please refer to Part 1 of Schedule 2 for requirements to be met in adopting such plans and all other related matters.

V.	Explanation of Insider Trading

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material”, “non-public” and/or “inside” information relating to the security in breach of a duty of trust or confidence. “Securities” include not only ADSs, shares, bonds, notes and debentures, but also options, swaps relating to securities, restricted shares, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security and any receipt of a gift of a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security, and any gift of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of share options and acquisitions and exercises of warrants or puts, calls or other options related to a security.

A.	What facts are material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of security, debt or equity.

Examples of material information may include (but are not limited to) facts concerning:

•	dividends;

•	corporate earnings or earnings forecasts;

•	changes in financial condition (e.g., cash flow crisis, credit crunch) or asset value;

•	negotiations for mergers or acquisitions or disposals of significant subsidiaries or assets;

•	significant new contracts or the loss of a significant contract;

•	significant new products or services;

•	significant marketing plans or changes in such plans;

•	capital investment plans or changes in such plans;

•	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its officers or directors;

•	new equity or debt offerings, including offering of convertible instruments, options or warrants to acquire or subscribe for securities;

•	significant borrowings or financings;

•	defaults on borrowings or bankruptcies;

•	significant personnel changes;

•	changes in accounting methods and write-offs;

•	strategic plans or initiatives;

•	any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s earnings or prospects;

•	change in performance, or the expectation of the performance, of the business;

•	changes in control and control agreements;

•	changes in auditors or any other information related to the auditors’ activity;

•	changes in the share capital, e.g., new share placing, bonus issue, rights issue, share split, share consolidation and capital reduction;

•	takeovers and mergers;

•	purchase or disposal of equity interests or other major assets or business operations;

•	formation of a joint venture;

•	restructurings, reorganizations and spin-offs that have an effect on the corporation’s assets, liabilities, financial position or profits and losses;

•	decisions concerning buy-back programs or transactions in other listed financial instruments;

•	changes to the memorandum and articles (or equivalent constitutional documents);

•	revocation or cancellation of credit lines by one or more banks;

•	reduction of real properties’ values;

•	physical destruction of uninsured goods;

•	new licenses, patents, registered trademarks;

•

decrease or increase in value of financial instruments in portfolio, which include financial assets or liabilities arising from futures contracts, derivatives, warrants, swaps protective hedges, credit default swaps;

•	innovative products or processes;

•	withdrawal from or entry into new core business areas;

•	changes in the investment policy;

•	changes in the accounting policy;

•	ex-dividend date, changes in dividend payment date and amount of dividend, changes in dividend policy;

•	pledge of the corporation’s shares by controlling shareholders;

•	a significant new cybersecurity risk or cybersecurity incident; or

•	changes in a matter which was the subject of a previous announcement.

Moreover, material information does not have to be related to the Company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of Company Securities can be material.

A good general rule of thumb: when in doubt, do not trade.

B.	What is non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must have been widely disseminated in a manner making it generally available to investors, through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press or United Press International. The circulation of a fact through rumors, even if accurate and reported in the media, does not mean that such fact has become “public”.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an insider?

Any person who possesses material, non-public information is considered an insider as to that information. “Insiders” include officers, directors, and employees of the Company, independent contractors and those persons in a special relationship with the Company such as its auditors or attorneys and any of their Controlled Entities. Insiders may not trade on material, non-public information relating to Company Securities.

It should be noted that trading by members of an officer’s, director’s, employee’s or Relevant Person’s family can be the responsibility of such officer, director, employee or Relevant Person under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	Who is an affiliate?

An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. An affiliate of the Company shall continue to be bound by the trading window requirements (Sections III and VI. A) and the SEC and other rules applicable to an affiliate (including Rule 144 set out in Part 2 of Schedule 2) until after three months from the date of the termination of employment or service agreement. Such affiliate remains a Relevant Person under this Policy during the three-month period.

Post-termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of employment with or service to the Company. If an individual is in possession of material, non-public information when his or her service or employment terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

E.	Trading by persons other than insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Tippees may include representatives (including directors, officers and employees) of our affiliates who receive material, non-public information regarding the Company.

F.	Penalties for engaging in insider trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self-regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Repayment of all profits;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•

Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

•	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated by insider trading.

G.	Examples of insider trading

Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, Family Members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s shares. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to US$5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has entered into an agreement for a major acquisition. This friend purchases X Corporation’s shares in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution.

H.	Individual Responsibility

In all cases, the responsibility for determining whether an individual is in possession of material, non-public information rests with that individual, and any action on the part of the Company, the CS or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

VI.	Procedures Preventing Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, Designated Person and other Relevant Person is required to follow the relevant procedures below.

A.	Certification and Pre-Clearance Prior to Trading

All Company directors, officers, Designated Persons, their Family Members and their Controlled Entities must pre-clear all proposed transactions in Company Securities (including any entry into or modifications of 10b5-1 Trading Plans) in accordance with the following procedures. Pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. Notwithstanding receipt of pre-clearance, if a Relevant Person becomes aware of material, non-public information, or becomes subject to a blackout period after pre-clearance but before the transaction is effected, the transaction may not be completed.

(a)

Officers’ or Employees’ Trading - prior to directly or indirectly trading any Company Securities (including securities of a Listed Sub), the Company’s officers and Designated Persons (other than the Company’s directors who are subject to an alternative procedure below) and their respective Family Members and Controlled Entities (collectively, the “Pre-Clearance Employees”) are required to seek approval from the CS or a member of the Legal team designated by the CS (the “Company Counsel”), by submitting a “Request for Approval of Personal Securities Transaction” in a form designated or approved by the CS from time to time (Form 2) (the “Approval Request”), in which such Pre-Clearance Employee is required to certify that he or she is not in possession of material, non-public information about the Company. The CS has delegated authority to make changes to the Approval Request from time to time as needed for better administration of this Policy or to enhance compliance with applicable laws and regulations. In making such certification, the explanations of “material” and “non-public” information set forth above should be of assistance. If such Pre-Clearance Employee is unable to make such certification or if the CS otherwise determines that the Company and/or such Pre-Clearance Employee is or may be in possession of material, non-public information, then there may be no trading in any Company Security.

The Approval Request shall be given to the CS or the Company Counsel no later than three business days prior to the proposed transaction date. Clearance to trade in Company Securities once given is valid for no longer than five business days of clearance being received (inclusive of the date clearance is given), while the trading window is open. If the transaction order is not placed and the transaction is not executed within such five business day clearance period, while the trading window is open, clearance for the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by such Relevant Person who requested the clearance. “Business day” means a day on which the relevant stock exchange is open for trading of securities generally.

(b)

If the Pre-Clearance Employee is the CS, he or she is required to follow the same pre-clearance procedures for trading any Company Securities and give substantially the same certifications except with the following modifications:

(i)	the Approval Request shall be addressed to the Chairperson of the NCGC, the Chairperson of the Board or Melco CLO; and

(ii)	the addressee of the Approval Request shall act as the approver of the Approval Request.

(c)

Directors’ (and their Family Members and Controlled Entities’) Trading - in relation to Company’s directors and their Family Members and Controlled Entities, the following procedures shall be followed:

If a Company’s director or his or her Family Members or Controlled Entities intend to trade Company Securities within a trading window as set out in Section III.C(b), such Company’s director is required to first notify in writing the Chairperson or the Designated Director (as defined below) (other than himself or herself) (and copying the Company’s company secretary) and receive a dated written acknowledgment in a form designated or approved by the CS from time to time (Form 3)), from the Chairperson or the Designated Director. In his or her own case, the Chairperson must first notify the Board at a Board meeting, or alternatively notify the Designated Director (otherwise than himself or herself) (and copying the Company’s company secretary) and receive a dated written acknowledgement from the Designated Director before any trading. In each case:

(i)	prior to a response to a request for clearance being given to the relevant director, the request must first be reviewed by the CS or a member of the Legal Department designated by the CS;

(ii)	a response to a request for clearance to trade must be given to the relevant director within five business days of the request being made; and

(iii)

the clearance to trade in accordance with (ii) above must be valid for no longer than five business days of clearance being received (inclusive of the date clearance is given) while the trading window is open.

If a Company’s director proposes to trade Company Securities where such trading is otherwise prohibited under this Policy, the director must, in addition to complying with the procedures stated in this Section VI.A.(c) regarding prior written notice and acknowledgement, satisfy the Chairperson or Designated Director that the circumstances are exceptional and the proposed trading in Company Securities is the only reasonable course of action available to such director before he or she can trade in Company Securities.

The above procedures are equally applicable to a Family Member or Controlled Entity of a Company’s director. The Company’s director is responsible to follow the above procedures if any of his or her Family Members or Controlled Entities intends to trade Company Securities.

For the purpose of the above, the “Designated Director” is determined as follows:

The Chairperson of the NCGC has been designated as the Designated Director to receive and sign the written acknowledgement given by the Company’s director. If the Chairperson of the NCGC is the Company’s director who, himself or herself or through a Family Member or Controlled Entity, intends to trade Company Securities or is otherwise not available to act, the Chairperson of the Compensation Committee would act as the Designated Director. If the Chairperson of the Compensation Committee who, himself or herself or through a Family Member or Controlled Entity, intends to trade Company Securities or is otherwise not available to act, one of the other independent non-executive directors would act as the Designated Director, failing which, the Chairperson must be notified and his or her acknowledgement obtained.

(d)

Please refer to Section IV and Part 1 of Schedule 2 for the restrictions and requirements that apply to 10b5-1 Trading Plans. Transactions effected pursuant to pre-cleared 10b5-1 Trading Plans will not require further pre-clearance prior to the execution of the transaction.

Each 10b5-1 Trading Plan shall be in writing and shall have all the information required by a broker or an agent and is subject to the pre-approval by the Authorizing Officer as set forth in Part 1 of Schedule 2.

B.	Information Relating to the Company

(a)	Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone within or outside the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors, employees and Relevant Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

(b)	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be handled in accordance with the Guidelines for Corporate Communications and Continuous Disclosure.

C.	Limitations on Access to and Confidentiality of Company Information

Please refer to the Company’s Code of Business Conduct and Ethics.

D.	Corrective Action

If any potentially material information is inadvertently disclosed, the officer, director, employee or Relevant Persons should notify the CS immediately so that the Company can determine if corrective action, such as general disclosure to the public, is warranted.

VII.	Melco’s Listed Securities

A.	Trading of Melco Securities by Employees and Directors

Prior to directly or indirectly trading any Melco securities (including the securities of any of its listed subsidiaries except Company Securities), the Company’s directors, officers and Designated Persons and their respective Family Members and Controlled Entities are required to notify a Company Counsel by providing a “Notification of Melco Securities Transaction” in a form designated or approved by the CS from time to time (Form 4) (the “Notification”) in which such person is required to certify that he or she is not in possession of material, non-public information about the Company or Melco. The CS has delegated authority to make changes to the form of Notification from time to time as needed for better administration of this Policy or enhance compliance with applicable laws and regulations. If such person is unable to make such certification or if the CS determines that the Company and/or such person is or may be in possession of material, non-public information, then there may be no trading in any such Melco securities. The Notification shall be given to the CS or the Company Counsel no later than five business days prior to the proposed transaction date. If such notified proposed transaction is deemed inappropriate by a Company Counsel, the subject Relevant Person shall refrain from undertaking such proposed transaction.

If the subject Relevant Person is the CS, he or she is required to follow the same pre-clearance procedures for trading any Company Securities and give substantially the same certifications except with the following modifications:

(a)	the Approval Request shall be addressed to Melco CLO; and

(b)	the approver of the Approval Request shall be Melco CLO or a Melco counsel as may be designated by Melco CLO, as relevant.

B.	Additional Procedures Applicable to Melco Restricted Persons

From time to time, the CS may designate at his or her discretion certain Relevant Employees as “Melco Restricted Persons.”3 Any person so designated as a Melco Restricted Person will become subject to, and shall comply with, the procedures, restrictions and requirements set forth in Melco’s Policy for the Prevention of Insider Trading in addition to those set forth in this Policy. Such designated Melco Restricted Persons will be required, for example, to comply with the procedures relating to trading windows, blackout periods and pre-clearance requirements as set forth in Melco’s Policy for the Prevention of Insider Trading.

VIII.	Melco International’s Listed Securities

Under The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (including the Model Code for Securities Transactions by Directors of Listed Issuers) and the Securities and Futures Ordinance of Hong Kong, anyone in possession of inside information of Hong Kong listed securities is prohibited from trading the securities. Any director, officer and employee of the Company or its subsidiaries who have inside information about Melco International or its listed subsidiaries (including Melco, Melco’s other listed subsidiaries and the Company) and/or their respective listed securities, should refrain from dealing in all those securities.

For compliance purposes, a Relevant Person (except those who are already subject to trade pre-approval requirement imposed by Melco International) intending to deal in the listed securities of Melco International is required to seek pre-clearance, and shall submit a “Request for Approval of Personal Securities Transaction (Listed Securities of Melco International Development Ltd.)” in a form designated or approved by the CS from time to time (Form 5) via email address: MIL-Trade@melco-resorts.com. A Relevant Person is not eligible to make the pre-clearance application at any time Melco International’s blackout periods are in force, unless otherwise permitted by applicable securities laws or this Policy.

[3]	Each Melco Restricted Employee must refer to and comply with Melco’s Policy for the Prevention of Insider Trading.

IX.	Policy Review

After the initial approval of this Policy by the Board, the NCGC has been delegated authority and responsibility from the Board to review and amend this Policy, when and where appropriate, in order to ensure its effectiveness. Upon any approval of an amendment of this Policy, the NCGC shall report such approval and amendment to the Board.

Issue No. 5

Approved By: Nominating and Corporate Governance Committee

Approval Date: December 7, 2023

Certified to be a true copy by Company Secretary

Signature:	/s/ Tim Sung

REVISION HISTORY

ISSUE	DATE APPROVED	APPROVED BY	PAGES REVISED	WORD	EXECUTED PDF

1	March 27, 2019	Board of Directors	N/A	3438-5392-8968, v.19	3439-6372-7628, v.2

2	December 10, 2019	NCGC	6, 16-17, & 19-20	3438-5392-8968, v.24	3462-0715-2654, v.3

3	December 7, 2021	NCGC	1-2, 4, 6-12, 14, 17-20, 22, 24, 26-31	3438-5392-8968, v.26	3474-3150-2872, v.2

4	June 20, 2023	NCGC	All pages	3438-5392-8968, v.32	3474-3150-2872, v.4

5	December 7, 2023	NCGC	1-6, 8-9, 11- 15, 17-19	3476-6554-6025, v.2	3474-3150-2872, v.6

SCHEDULE 1

Controlled Entities

For the purpose of this Policy, “Controlled Entity” means any entity which, through one or more intermediaries, is controlled by, or under common control with, a director, officer or employee (or their respective Family Members) of the Company, without giving effect to the first sentence of the third paragraph of Section I of this Policy (regarding Listed Subs). For the purpose of the definition of “Controlled Entity,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

SCHEDULE 2

Part 1 - Rule 10b5-1 Trading Plans

(a)

Pre-approval. A director, officer or employee or a Controlled Entity thereof may enter into a 10b5-1 Trading Plan only when he, she or it is not in possession of material, non-public information, and only during a trading window period outside of a trading black-out period. Any such party who wishes to initiate a 10b5-1 Trading Plan is required to prepare and submit to the Authorizing Officer a request for pre-approval in a form designated or approved by the CS from time to time (Form 6).

For purposes of this Policy, the initiation of, and any modification to, any such 10b5-1 Trading Plan will be deemed to be a transaction in Company Securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in Company Securities under this Policy. Each such 10b5-1 Trading Plan, and any modification thereof, must be submitted to and pre-approved as follows:

Initiator	Authorizing Officer

Any officer or employee or Controlled Entity thereof	CS or a member of the Legal Department designated by CS

CS	Melco CLO or designee

Director or Controlled Entity thereof	Designated Director[1] following a review by the CS or a member of the Legal Department designated by CS

The Relevant Persons designated above for pre-approval are the “Authorizing Officer.” An Authorizing Officer may impose such conditions on the implementation and operation of a 10b5-1 Trading Plan as the Authorizing Officer deems necessary or advisable.

Compliance of the 10b5-1 Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Trading Plan are the sole responsibility of the person initiating the 10b5-1 Trading Plan, not the Company or the Authorizing Officer.

(b)

Suspension, Discontinuation and Prohibition. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company Securities, even pursuant to a previously approved 10b5-1 Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any 10b5-1 Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in Company Securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of Section IV of this Policy and result in a loss of the exemption set forth herein.

[1]	Defined in Part VI A(c) of this Policy

(c)

Operation of 10b5-1 Trading Plan. Officers, directors and employees and Controlled Entities thereof may adopt 10b5-1 Trading Plans with the Company approved broker(s) that outline a pre-set plan for trading of Company Securities, including the exercise of options. Trades pursuant to a 10b5-1 Trading Plan generally may occur at any time. However, the Company requires a Cooling-Off Period (of varying length described below) between the establishment of a 10b5-1 Trading Plan and commencement of any transactions under such plan. An individual may not have more than one outstanding 10b5-1 Trading Plan covering the same time period (subject to exceptions described below). Please review the following description of how a 10b5-1 Trading Plan works.

Pursuant to Rule 10b5-1, an individual or entity’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

(i)

before becoming aware of any material, non-public information, the individual or entity enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the 10b5-1 Trading Plan).

(ii)	the 10b5-1 Trading Plan must either:

(a)	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

(b)	include a written formula or computer program for determining the amount, price and date of the transactions; or

(c)	prohibit the individual or entity from exercising any subsequent influence over the purchase or sale of Company Securities under the 10b5-1 Trading Plan in question.

(iii)

the purchase or sale must occur pursuant to the 10b5-1 Trading Plan and the individual or entity must not enter into a corresponding hedging transaction or alter or deviate from the 10b5-1 Trading Plan.

(d)

Good Faith. The 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The person adopting the 10b5-1 Trading Plan must also continue to act in good faith with respect to the plan for the entirety of its duration.

(e)

Cooling-Off Period. No trade made under a 10b5-1 Trading Plan can occur until the applicable date described below (the time between adoption or modification of a 10b5-1 Trading Plan and the first trade after such adoption or modification is referred to as the “Cooling-Off Period”):

(i)	For a director or officer of the Company, the median of the following three dates:

(a)	90 calendar days after adoption or modification of the 10b5-1 Trading Plan;

(b)	two business days following the filing of the Company’s financial results in a Form 6-K or 20-F for the fiscal quarter in which the 10b5-1 Trading Plan was adopted or modified; and

(c)	120 calendar days after adoption or modification of the 10b5-1 Trading Plan.[2]

(ii)	For persons who are not directors or officers of the Company: 30 days after adoption of the 10b5-1 Trading Plan.

For the purpose of a 10b5-1 Trading Plan and subject to applicable U.S. securities laws, “officer” shall mean the SCIH’s principal executive officer, president, principal financial officer (or, if there is no such accounting officer, the controller), principal accounting officer, head of principal business unit, or any other officer or person who performs a policy-making function for SCIH, which may include officers of SCIH’s subsidiaries. Currently, such officers of SCIH are the Property General Manager, the Chief Financial Officer and the Principal Accounting Officer and each other executive (VP and above) as may be designated by SCIH as an officer from time to time.

(f)	No Concurrent Plans. Multiple 10b5-1 Trading Plans which trade under the same time period are not allowed, subject to the following exceptions and clarifications:

(i)

An individual or entity is allowed to maintain multiple 10b5-1 Trading Plans at multiple brokers, as long as the multiple 10b5-1 Trading Plans are treated as the same master plan, where a modification or termination of one plan at one broker is treated as a modification or termination of all plans at all brokers, requiring a new Cooling-Off Period before the new or modified master 10b5-1 Trading Plan begins trading.

(ii)

A 10b5-1 Trading Plan may have multiple trading algorithms under the same single plan, but any modification or termination of any portion of any algorithm will be treated as a modification or termination of the entire 10b5-1 Trading Plan, requiring a new Cooling-Off Period before the new or modified 10b5-1 Trading Plan begins trading.

(iii)

Two separate 10b5-1 Trading Plans can be in effect at the same time as long as the trading periods under each plan do not overlap. However, the early termination of one 10b5-1 Trading Plan to avoid overlapping with a subsequent 10b5-1 Trading Plan will require a Cooling-Off Period between the early termination date and trading under the subsequent 10b5-1 Trading Plan.

[2]

For example, if a director or officer of the Company adopted a 10b5-1 Trading Plan on March 1, 2022, the first trade under such 10b5-1 Trading Plan cannot occur until May 30, 2022, which is the median out of these three dates: (1) May 30, 2022 (90 calendar days after plan adoption); (2) May 10, 2022 (two business days following SCIH’s filing of its unaudited results for first quarter of 2022 on the Form 6-K); and (3) June 29, 2022 (120 calendar days after plan adoption).

(iv)

A 10b5-1 Trading Plan that authorizes an agent (such as a broker or the administrator of the Company’s Share Incentive Plan) to sell only Company Securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of restricted shares or restricted share units (but not share options) and has no other trading algorithms (a “Sell-To-Cover Plan”) shall not count toward having a multiple 10b5-1 Trading Plan.

(g)

Single-Trade Plans. During any 12-month period, an individual or entity may not enter into more than one 10b5-1 Trading Plan which would have the practical effect, directly or indirectly, of requiring the purchase or sale under the plan to occur in a single transaction (a “Single-Trade Plan”). Sell-To-Cover Plan(s) are excluded from this 12 month limitation, even if they are Single-Trade Plans.

(h)

Certification. For directors and officers, the 10b5-1 Trading Plan must include the following certifications made to the issuer of Company Securities: (1) the person adopting a 10b5-1 Trading Plan is not aware of any material, non-public information about the Company or Company Securities; and (2) the person adopting a 10b5-1 Trading Plan is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Securities Exchange Act.

(i)	Termination and Amendment. Termination or amendment of 10b5-1 Trading Plans should occur only in unusual circumstances and be subject to the following conditions:

(i)	Effectiveness of any termination or amendment of a 10b5-1 Trading Plan will be subject to the prior review and approval of the Authorizing Officer.

(ii)

Any modifications to or deviations from a 10b5-1 Trading Plan are subject to the imposition of a new Cooling Off Period before trading under the modified or deviated 10b5-1 Trading Plan can take effect.

(iii)

You should note that amendment or termination of a 10b5-1 Trading Plan may call into question the good faith requirement of Rule 10b5-1 and thus may result in the loss of the affirmative defense for past or future transactions under the 10b5-1 Trading Plan. You should consult with your own legal counsel before deciding to amend or terminate a 10b5-1 Trading Plan. In any event, you should not assume that compliance with a new Cooling-Off Period will protect you from possible adverse legal consequences of a 10b5-1 Trading Plan termination or amendment.

(iv)

Under certain circumstances, a 10b5-1 Trading Plan must be terminated by the Company. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s Share Incentive Plan is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination by the Company.

(j)

Form 144. If applicable, a SEC Form 144 will be filled out and filed in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Rule 10b5-1 trading plan that complies with Rule 10b5-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended” or other similar language to that effect. See Part 2 of this Schedule 2 for more information about the Form 144 filing requirements.

(k)

Options. Exercises of options for cash may be executed at any time. The “Cashless exercise” of option is subject to trading windows. However, the Company will permit same day sales under 10b5-1 Trading Plans that comply with all the requirements for 10b5-1 Trading Plans described in this Policy. If a broker is required to execute a cashless exercise in accordance with a 10b5-1 Trading Plan, then the exercise forms must be attached to the relevant 10b5-1 Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the underlying shares in accordance with the 10b5-1 Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s Share Incentive Plan will fill in the number of options and the date of exercise on the previously signed exercise form. The plan holder should not be involved with this part of the exercise.

(l)

Trades Outside of a 10b5-1 Trading Plan. During an open trading window, trades differing from 10b5-1 Trading Plan instructions that are already in place, are allowed as long as the 10b5-1 Trading Plan continues to be followed.

(m)

Public Announcements. The Company may make a public announcement that 10b5-1 Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular 10b5-1 Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a 10b5-1 Trading Plan.

(n)

Prohibited Transactions. The transactions prohibited under Section III of this Policy, including among others short sales and hedging transactions, may not be carried out through a 10b5-1 Trading Plan or other arrangement or trading instruction involving potential sales or purchases of Company Securities.

(o)

Limitation on Liability. None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a 10b5-1 Trading Plan submitted pursuant to this Section IV. Notwithstanding any review of a 10b5-1 Trading Plan pursuant to this Section IV, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such 10b5-1 Trading Plan to the person adopting such plan.

Part 2 - Rule 144

(Applicable to Officers, Directors and 10% Shareholders)

Sales of Company Securities by “affiliates” (generally, directors, officers and 10% shareholders of the Company) must comply with the requirements of Rule 144, in addition to any other applicable securities laws (including Rule10b-5). It provides a safe harbor exemption to the registration requirements of the U.S. Securities Act of 1933, as amended for certain resales of “restricted securities” and “control securities.” The rule in summary requires:

(a)	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

(b)

Volume Limitations. Total sales of Company ordinary shares by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

(c)

Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself or herself out as being willing to buy and sell Company ordinary shares for his or her own account on a regular and continuous basis.

(d)

Notice of Proposed Sale. The selling person must file a notice of the proposed sale (Form 144) with the SEC electronically on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company Securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades. A person is deemed to be an affiliate for the three-month period after which they cease to be a director, officer or 10% shareholder for the purposes of Rule 144.